Exhibit 97.1

RECOUPMENT POLICY

November 2, 2023

Last updated: November 2, 2023

RECOUPMENT POLICY

The Code of Ethics of Nutrien Ltd. (the “Corporation”) requires all employees of the Corporation to perform their duties in a fair and ethical manner. As required pursuant to the Securities Laws (as defined below), the Board of Directors (the “Board”) of the Corporation has adopted this Compensation Recoupment Policy (the “Policy”) to empower the Corporation to recover Covered Compensation (as defined below) erroneously awarded to any Executive Officer (as defined below) in the event of an Accounting Restatement (as defined below).	Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1
	Recoupment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..	2
	Clawback Exceptions . . . . . . . . . . . . . . . . . . . . . . . .	3
	Prohibitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..	3
	Acknowledgement and Consent . . . . . . . . . . . . . . .	3
	Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..	3
	Administration, Interpretation and Amendment of Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3

Notwithstanding anything in this Policy to the contrary, at all times, this Policy remains subject to interpretation and operation in accordance with the final rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the final listing standards adopted by the Stock Exchange (as defined below), and any applicable SEC or Stock Exchange guidance or interpretations issued from time to time regarding such Covered Compensation recovery requirements (collectively, the “Final Guidance”). Questions regarding this Policy should be directed to the Senior Vice President, Chief Human Resources Officer.

Definitions

“Executive Officer” means any current or former officer of the Corporation within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934 (the “Exchange Act”), as determined by the Board or the Human Resources & Compensation Committee of the Board (the “Committee”). Executive Officers include, at a minimum, “executive officers” as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K.

“Incentive-Based Compensation” means, with respect to an Executive Officer, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (as defined below). For purposes of clarity, Incentive-Based Compensation includes compensation that is in any plan, other than tax- qualified retirement plans, including long term disability, life insurance, and supplemental executive retirement plans, and any other compensation that is based on such Incentive-Based Compensation, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans. Incentive-Based Compensation does not include awards that are subject only to service-based vesting, such as time-vesting restricted stock units, time-vesting stock options, or other time-vesting awards, so long as such awards are not granted or earned based on a Financial Reporting Measure.

“Financial Reporting Measure” is defined as a measure that is determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures.

Incentive-Based Compensation is deemed “Received” in the Corporation’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Covered Compensation” means the amount of Incentive-Based Compensation Received during the applicable Recovery Period that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the relevant restated amounts, and computed without regard to any taxes paid.

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Incentive-Based Compensation Received by an Executive Officer will only qualify as Covered Compensation if: (i) it is Received after October 2, 2023; (ii) it is Received after such Executive Officer begins service as an Executive Officer; (iii) such Executive Officer served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; and (iv) it is Received while the Corporation has a class of securities listed on a national securities exchange or a national securities association.

For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Covered Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed to be Covered Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and the Corporation will maintain and provide to the Stock Exchange documentation of the determination of such reasonable estimate.

“Recovery Period” means the three completed fiscal years immediately preceding the Trigger Date (as defined below) and, if applicable, any transition period resulting from a change in the Corporation’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of the Corporation’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, such period would be deemed to be a completed fiscal year).

For purposes of this Policy, the “Trigger Date” as of which the Corporation is required to prepare an Accounting Restatement is the earlier to occur of: (i) the date that the Board, applicable Board committee, or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Corporation is required to prepare the Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Corporation to prepare the Accounting Restatement.

“Securities Laws” means all applicable laws, regulations, rules, policies or instruments of any securities commission, stock exchange or like body in Canada and/or the United States, as of the date of this Policy.

“Stock Exchange” means the New York Stock Exchange.

Recoupment

Unless a Clawback Exception exists, the Corporation will recover reasonably promptly from each Executive Officer the Covered Compensation Received by such Executive Officer in the event that the Corporation is required to prepare an accounting restatement due to the material noncompliance of the Corporation with any financial reporting requirement under the Securities Laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, an “Accounting Restatement”).

To the extent that the Covered Compensation is not paid to the Corporation, in addition to any other legal remedy that the Corporation may have, the Committee may set off any Covered Compensation against any amounts that may be owing from time to time by the Corporation or a subsidiary to the Executive Officer, whether as wages, bonus, Incentive-Based Compensation, deferred compensation, severance entitlement or vacation pay or in the form of any other benefit or for any other reason, in a manner consistent with Section 409A, if applicable.

If a Clawback Exception applies with respect to an Executive Officer, the Corporation may forgo such recovery under this Policy from such Executive Officer.

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Clawback Exceptions

The Corporation is required to recover all Covered Compensation Received by an Executive Officer in the event of an Accounting Restatement unless (i) one of the following conditions are met and (ii) the Committee has made a determination that recovery would be impracticable in accordance with Rule 10D-1 under the Exchange Act (under such circumstances, a “Clawback Exception” applies):

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the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (and the Corporation has already made a reasonable attempt to recover such erroneously awarded Covered Compensation from such Executive Officer, has documented such reasonable attempt(s) to recover, and has provided such documentation to the Stock Exchange);

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recovery would violate home country law that was adopted prior to November 28, 2022 (and the Corporation has already obtained an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and provided such opinion to the Stock Exchange); or

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recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the U.S. Internal Revenue Code and regulations thereunder. For purposes of clarity, this Clawback Exception only applies to U.S. tax-qualified retirement plans and does not apply to other plans, including long term disability, life insurance, and supplemental executive retirement plans, or any other compensation that is based on Incentive-Based Compensation in such plans, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

Prohibitions

The Corporation is prohibited from paying or reimbursing the cost of insurance for, or indemnifying, any Executive Officer against the loss of erroneously awarded Covered Compensation.

Disclosure

This Policy, and any recovery of Covered Compensation by the Corporation pursuant to this Policy that is required to be disclosed in the Corporation’s filings under the Securities Laws, will be disclosed as required by the Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations, including Stock Exchange rules.

Administration, Interpretation and Amendment of Policy

In order to comply with Securities Laws (as the same may be implemented, amended, supplemented, amended and restated, substituted or re-enacted from time to time from and after the date of this Policy), the Committee may at any time in its sole discretion amend, supplement, amend and restate, substitute or repeal this Policy in whole or in part on such terms as the Committee determines in its sole discretion as to be appropriate to comply with such Securities Laws.

The Committee will administer this Policy in accordance with the Final Guidance, and all actions, interpretations and determinations pursuant to this Policy that are taken or made by the Board in good faith will be final, conclusive and binding. This Policy is in addition to and is not intended to change or interpret any Canadian or U.S. federal or state law or regulation, including the Canada Business Corporations Act, the Certificate and Articles of Incorporation of the Corporation, or Bylaw No. 1 of the Corporation. The Committee will review the Policy from time to time and will have full and exclusive authority to take any action it deems appropriate.

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This Policy shall not preclude any other compensation recoupment or clawback policies, arrangements or provisions of the Company (“Other Recovery Provisions”); to the extent recovery of compensation is achieved by the Corporation under this Policy, there shall be no duplication of recovery under Other Recovery Provisions, except as may be required by law.

Date of Last Revision: November 2, 2023

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